Exhibit 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

STERLING BANCSHARES, INC.

This First Amendment to the Amended and Restated Bylaws (the “Bylaws”) of Sterling Bancshares, Inc., a Texas corporation (the “Corporation”), was duly adopted by unanimous written consent of the Board of Directors of the Corporation on August 5, 2009.

Article V, Section 5.2 of the Corporation’s Bylaws is hereby deleted in its entirety and a new Article V, Section 5.2, which reads as follows, is inserted in its place:

Section 5.2. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board, Chief Executive Officer, President or by the Board of Directors, and shall be called by the Chief Executive Officer or President at the request of the holders of not less than twenty-five percent (25%) of all of the outstanding shares of the Corporation entitled to vote at the meeting. Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice.